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                                                                      EXHIBIT 12

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


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                                                                       Six                              Twelve
                                                                   Months Ended                      Months Ended
                                                                   June 30, 1997                     June 30, 1997
                                                                ------------------                ------------------
Fixed Charges as Defined:

  (1)      Interest on Long-Term Debt . . . . . . . . . . .     $          123,094                $          259,084

  (2)      Other Interest . . . . . . . . . . . . . . . . .                 46,766                            68,764

  (3)      Capitalized Interest . . . . . . . . . . . . . .                  3,433                             5,422

  (4)      Preferred Dividends Factor
               of Subsidiary  . . . . . . . . . . . . . . .                  3,089                            18,746

  (5)      Interest Component of Rentals
               Charged to Operating Expense . . . . . . . .                    282                               632
                                                                ------------------                ------------------
  (6)      Total Fixed Charges  . . . . . . . . . . . . . .     $          176,664                $          352,648
                                                                ==================                ==================
Earnings as Defined:

  (7)      Income (Loss) from Continuing Operations . . . .    $          181,083                 $          457,433

  (8)      Income Taxes for Continuing Operations . . . . .                71,040                            210,617

  (9)      Fixed Charges Above  . . . . . . . . . . . . . .               176,664                            352,648

  (10)     Capitalized Interest . . . . . . . . . . . . . .                (3,433)                            (5,422)

  (11)     Preferred Dividend Factor
             (line 13 less line 15) . . . . . . . . . . . .                  (867)                            (5,906)
                                                                ------------------                -------------------
  (12)     Income (Loss) from Continuing Operations
             Before Income Taxes and Fixed Charges  . . . .               424,487                          1,009,370

Preferred Dividends Factor of Subsidiary:

  (13)     Preferred Stock Dividends of
               Subsidiary . . . . . . . . . . . . . . . . .     $           2,222                 $           12,840

  (14)     Ratio of Pre-Tax Income (Loss) from
              Continuing Operations to Income (Loss)
              From Continuing Operations
              (Line 7 plus line 8 divided
              by line 7). . . . . . . . . . . . . . . . . .                  1.39                               1.46
                                                                -----------------                 ------------------
  (15)     Preferred Dividends Factor of
               Subsidiary (line 13 times
               line 14) . . . . . . . . . . . . . . . . . .     $           3,089                 $           18,746
                                                                =================                 ==================
Ratio of Earnings to Fixed Charges
   (line 12 divided by line 6)  . . . . . . . . . . . . . .                  2.40                               2.86
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